Comstock Mining Announces Pricing of Public Offering of Common Stock

VIRGINIA CITY, NV (February 8, 2012) – Comstock Mining Inc. (the “Company”) (NYSE Amex: LODE) announced today that it has priced an underwritten public offering of 7,894,737 shares of common stock at a price of $1.90 per share. The offering is expected to close on February 10, 2012. The Company has granted the underwriters a 30-day option to purchase up to 1,184,211 additional shares to satisfy any overallotments.

The net proceeds to the Company from the offering will be approximately $13.5 million, after deducting underwriting discounts, commissions and estimated offering expenses. The Company intends to use the net proceeds from the offering for exploration and development of the Company’s primary target areas, that is the Lucerne, Dayton and Spring Valley Resource Areas, as well as for working capital and general corporate purposes.

Global Hunter Securities, LLC, Moelis & Company LLC and Aegis Capital Corp. are acting as joint-book running managers for the offering.

The offering is being made pursuant to the Company’s effective shelf registration statement that the Company previously filed with the Securities and Exchange Commission (the “SEC”). A prospectus supplement relating to the offering has been filed with the SEC. Copies of the prospectus supplement and the accompanying prospectus may be obtained by contacting: Global Hunter Securities, LLC, 777 Third Avenue, New York, NY 10017, 646-264-5600.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any shares of the Company’s common stock, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and a related prospectus supplement, which have or will be filed with the SEC.

About Comstock Mining Inc.

Comstock Mining Inc. is a Nevada-based gold and silver mining company with extensive, contiguous property in the Comstock District. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and brought the exploration project into test mining production. The Company continues acquiring additional properties in the district, expanding its footprint and creating opportunities for exploration and mining. The goal of its strategic plan is to deliver stockholder value by validating qualified resources (at least measured and indicated) and reserves (probable and proven) of 3,250,000 gold equivalent ounces by 2013, and commencing commercial mining and processing operations with annual production rates of 20,000 gold equivalent ounces.

Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy any securities.

PO Box 1118 • 1200 American Flat Rd • Virginia City, NV 89440	Investors (775) 847-4755 • Facsimile (800) 750-5740

Contact information for Comstock Mining Inc.: P.O. Box 1118 Virginia City, NV 89440 info@comstockmining.com http://www.comstockmining.com

Doug McQuide	Corrado DeGasperis
Director of Marketing and Public Relations	President & CEO
Tel (775) 847-7376	Tel (775) 847 4755
mcquide@comstockmining.com	degasperis@comstockmining.com

PO Box 1118 • 1200 American Flat Rd • Virginia City, NV 89440	Investors (775) 847-4755 • Facsimile (800) 750-5740